Exhibit 10.6.1
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice for Non-Employee Directors (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement for Non-Employee Directors (the “Restricted Stock Unit Agreement”) including, if applicable, any special terms and conditions for the Participant’s country set forth in Appendix A attached hereto (collectively, this “Agreement”), and the Catalent, Inc. 2018 Omnibus Incentive Plan, Catalent, Inc. (the “Company”) and the Participant agree as follows.

1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Other capitalized terms are defined throughout this Agreement or in the Plan or the Grant Notice, as applicable.

a.Person. The term “Person” means any individual, person, firm, partnership, joint venture, association, corporation, limited liability company, trust, or other business organization, entity or enterprise.
b.Plan. The term “Plan” means the Company’s 2018 Omnibus Incentive Plan, as in effect from time to time.
c.Service. The term “Service” means the Participant’s services as a Non-Employee Director.
d.Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.

2.Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice.

3.Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice, and the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice, except as otherwise set forth in Section 6 of this Agreement. With respect to any Restricted Stock Unit, the period during which such Restricted Stock Unit remains subject to vesting requirements shall be its Restricted Period.

4.Dividend Equivalents. The Company will credit Restricted Stock Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Restricted Stock Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Restricted Stock Units are settled in accordance with Section 5 below. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

Exhibit 10.6.1
5.Settlement of Restricted Stock Units. Upon expiration of the Restricted Period with respect to any outstanding Restricted Stock Unit not previously forfeited in accordance with Section 6 of this Agreement, the Company shall issue to the Participant within sixty (60) days one share of Common Stock for such Restricted Stock Unit and such Restricted Stock Unit shall be cancelled, subject to Section 14(t)(ii) of the Plan, if applicable. To the extent that (i) the Restricted Stock Units constitute “deferred compensation” subject to Section 409A; (ii) the Participant is subject to U.S. federal taxation; and (iii) the aforementioned sixty (60) day period spans two calendar years, the Restricted Stock Units shall be settled in the second of such calendar years. The Company may, in its sole discretion, defer the issuance of such shares beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A (as defined below).

6.Treatment on Termination. Except as provided in the Grant Notice, if the Participant incurs a Termination prior to the Vesting Date, (i) the Participant’s Restricted Stock Units shall cease vesting and (ii) the Participant shall forfeit all unvested Restricted Stock Units to the Company for no consideration as of the Termination Date. Notwithstanding the foregoing, if the Participant incurs a Termination due to death or Disability, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire.

7.Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, administrators, or the Person or Persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such executors, administrators, or Person or Persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall be forfeited and become of no further effect.

8.Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.

9.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as in this Agreement provided; provided that, unless and until some other address be so designated, all notices or

Exhibit 10.6.1
communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10.No Right to Continued Service. Neither the Plan nor this Agreement nor the granting of the Restricted Stock Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in any service relationship to the Company.

11.Tax Withholding. The Participant acknowledges that the Participant is solely responsible for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”). The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend and/or any dividend equivalent; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular result.

12.Nature of Grant. In accepting the grant of the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

c.all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

d.the Participant’s participation in the Plan is voluntary;

e.the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not be interpreted as forming an employment or service agreement with the Company or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company to terminate Participant’s Service at any time;

Exhibit 10.6.1
f.the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

g.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s Service (for any reason whatsoever);

h.unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefit transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

i.the Company is not liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any share of Common Stock acquired upon settlement; and

13.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14.Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant material by and among, as applicable, the Company, and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that the Company, and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any share of Common Stock or directorships held in the Company, or details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.

The Participant understands that Data will be transferred to any third-party administrator or stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data

Exhibit 10.6.1
privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting [Privacy@Catalent.com]. The Participant authorizes the Company and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 14, in any case without cost, by contacting in writing [Privacy@Catalent.com]. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s service with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Restricted Stock Units or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact [Privacy@Catalent.com].

The Participant understands that the Company may rely on a different legal basis for the collection, processing, and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements, or consents) to the Company that the Company may deem necessary to obtain under the data privacy laws in the Participant’s jurisdictions, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement, or consent requested by the Company.

15. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.

16. Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee
may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.

Exhibit 10.6.1
17. Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.

18. Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

19. Language. The Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20. Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable
.
21. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22. Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

23. Section 409A of the Code. It is intended that the Restricted Stock Units be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Committee determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Exhibit 10.6.1
24. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which shares of Common Stock are listed and in applicable jurisdictions, including but not limited to the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow directors and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges he or she is responsible for complying with any applicable restrictions and is encouraged to speak to his or her personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in the Participant’s country.

25. Appendix. Notwithstanding any term or condition in this Agreement, the Restricted
Stock Unit grant shall be subject to any special terms or condition set forth in Appendix A to this Restricted Stock Unit Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Restricted Stock Unit Agreement.

26. Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant’s
country may have certain foreign asset/account, exchange control and/or tax reporting requirements, which may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant may also be required to repatriate the sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations and the Participant should consult with his or her personal legal advisor for any details.

27. Entire Agreement; Miscellaneous. This Agreement, the Grant Notice and the Plan
constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. This Agreement, the Grant Notice, and the Plan supersede any prior agreements, commitments or negotiations concerning the Restricted Stock Units. The headings used in this Agreement are for convenience only and shall not affect its interpretation.

Exhibit 10.6.1

APPENDIX A
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. NON-EMPLOYEE DIRECTORS
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix A that are not defined in this Appendix A have the meanings defined in the Plan or the Restricted Stock Unit Agreement. The Restricted Stock Unit Agreement and this Appendix A are collectively the “Agreement.”

Terms and Conditions

This Appendix A includes additional or different terms and conditions that govern the Restricted Stock Units if the Participant resides in one of the countries listed below. The Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing, transfers residency after the Date of Grant or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained in this Appendix A shall apply to the Participant.

Notifications

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2022. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or at the time the Participant sells the shares of Common Stock.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing, transfers residency after the Date of Grant or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant.

Exhibit 10.6.1

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. In addition, the Participant may be required to report the acquisition of shares of Common Stock under the Plan to the Bundesbank via email or telephone if the value of the shares acquired exceeds €12,500. The Participant understands that if the Participant makes or receives a payment in excess of this amount, the Participant is responsible for complying with applicable reporting requirements. The Participant should consult his / her personal legal advisor to ensure compliance with the applicable reporting requirements.

Foreign Asset/Account Reporting Information. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition of shares of Common Stock when the Participant files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) the shares of Common Stock exceed 10% of the Company’s total shares of Common Stock. However, if the shares of Common Stock are listed on a recognized U.S. stock exchange (as is currently the case) and the Participant owns less than 1% of the Company, this requirement will not apply to the Participant. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

Taxes

Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant will make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or its agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items as set forth in this Section. The Company will satisfy any withholding obligation for Tax-Related Items by the mean set forth in Section 14(d)(ii)(B) of the Plan, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the withholding obligation for Tax-Related Items may be satisfied by any of the other means set forth in Section 14(d) of the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate; provided however, that if the Participant is subject to Section 16 of the Exchange Act then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of any required withholding taxes in respect of the Restricted Stock Units in cash, and in the absence of Participant’s timely election, the Company will withhold in shares of Common Stock to satisfy any withholding obligations upon the relevant tax withholding event.

Exhibit 10.6.1
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant’s actual rate is used, the Company may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.